Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S‑3 (Nos. 333‑266855 and 333‑257198) and Form S‑8 (No. 333‑259321) of RumbleOn, Inc. of our report dated April 8, 2022, with respect to the consolidated financial statements of RumbleOn, Inc., included in RumbleOn, Inc.'s current report on Form 8‑K dated September 26, 2023. Our report does not cover the effects of the adjustments to retrospectively apply the change in accounting presentation described in Note 20.

/s/ FORVIS, LLP (Formerly, Dixon Hughes Goodman LLP)
Charlotte, North Carolina
September 26, 2023